News Release

Investors:
     Joe Selner, Chief Financial Officer
     920-491-7120

Media:
     Jon Drayna, Associated Banc-Corp
     Office: 920-491-7006
     Cell (Sept. 15): 920-621-4966

     John Berg, First Federal Capital Corp
     Office: 608-796-4436
     Cell: 608-317-7021

Associated Bank announces job reductions

         GREEN BAY, Wis. — September 15, 2004 — Associated Banc-Corp (NASDAQ:ASBC) and First Federal Capital Corp (NASDAQ:FTFC) will eliminate approximately 425 positions following completion of Associated’s acquisition of First Federal, the companies said today.
        An estimated 225 of the reductions will be from support functions in the La Crosse, Wis. area. The remainder will occur primarily at First Federal operational centers in other locations in Wisconsin and Minnesota, and through attrition across the organization.
        Approximately 200 people will remain employed with the company in La Crosse in retail branch offices, consumer lending operations and the call center. La Crosse will become the home of Associated’s newly created Western Wisconsin Region, serving seven counties.
        The companies said their retail branch networks will not be significantly affected, and that every effort will be made to achieve any job reductions in the branches through attrition.
        Managers of both companies were informing employees of their status at meetings starting today.
        The vast majority of the reductions will occur in February 2005, following the integration of First Federal into Associated.
        The integration of Associated and First Federal will create approximately 130 new positions, primarily in Green Bay, and Stevens Point, Wis. Additional positions are expected to become available through turnover within Associated. Displaced First Federal employees will have preferential status when applying for these jobs.
        “During the integration process, we are committed to treating employees with openness, fairness and sensitivity. That’s why we are making this announcement well in advance of the planned systems conversion, to provide as much time as possible for affected employees to plan and find other employment,” said Paul Beideman, president and CEO of Associated Bank.

– more –

First Federal jobs, add one

         “All employees affected by the job cuts will receive severance benefits; a continuation of health insurance; and outplacement services, including career counseling conducted on-site at First Federal offices.
        “Fair treatment of employees is a core value for Associated,” said Beideman. “We will do everything in our power to help the affected employees move forward. This means communicating our post-merger plans as soon as possible.
        “The employees displaced by this consolidation are dedicated, skilled people. They will be an asset to any organization they join, and we will do all we can to facilitate their transition to other employers in the La Crosse area, or wherever they should choose to move.
        “We recognize the impact of these job losses on the La Crosse area. Moving forward we will do all we can to support the economic health and development of the community.”
        Beideman added, “At the time we announced the acquisition, we told our respective shareholders we expected to achieve cost savings of 25 percent over time. This workforce reduction is consistent with our stated expectations.”
        The companies have scheduled a meeting with First Federal shareholders on Oct. 20 to approve the proposed transaction. First Federal is expected to mail its proxy statement, describing the proposal in detail, along with voting materials, on Sept. 16 to First Federal shareholders of record as of Sept. 10.
        Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $15.5 billion. It announced its agreement to acquire First Federal on April 28, 2004. Associated has more than 200 banking offices serving more than 150 communities in Wisconsin, Illinois, and Minnesota. It will have approximately 300 offices following the acquisition. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.
        Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of the word “will,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.